EXHIBIT 5.1

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON LOS ANGELES NEWPORT BEACH	Times Square Tower 7 Times Square New York, New York 10036 TELEPHONE (212) 326-2000 FACSIMILE (212) 326-2061 www.omm.com	SAN FRANCISCO SHANGHAI SILICON VALLEY SINGAPORE TOKYO WASHINGTON, D.C.

OUR FILE NUMBER

357,514-06

November 16, 2010

Harrah’s Entertainment, Inc.

One Caesars Palace Drive

Las Vegas, NV 89109

Re:	Registration Statement on Form S-1 of Harrah’s Entertainment, Inc.

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (such registration statement, as amended or supplemented, the “Registration Statement”) (File No. 333-168789) of Harrah’s Entertainment, Inc., a Delaware corporation (the “Issuer”), in connection with the registration under the Securities Act of 1933, as amended, of 30,243,126 shares of the Issuer’s common stock, $0.01 par value, to be resold by the selling stockholders identified in the Prospectus relating to the Resale Shares (as defined below) constituting part of the Registration Statement, having an aggregate offering price of $710,266,000 (the “Resale Shares”) and the offer and sale of up 35,937,500 shares (including the underwriters’ over-allotment option) of the Issuer’s common stock, $0.01 par value (the “Primary Offering Shares,” and together with the Resale Shares, the “Shares”).

We have acted as counsel to the Issuer in connection with the above. In our capacity as such counsel, we have examined originals or copies of those corporate and other records and documents we considered appropriate. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Issuer.

On the basis of such examination, our reliance upon the assumptions in this opinion and our consideration of those questions of law we considered relevant, and subject to the limitations and qualifications in this opinion, and subject to certain proposed additional proceedings being taken as contemplated by the Registration Statement prior to the issuance and sale of the Shares being offered by the Issuer, we are of the opinion that the Shares will be duly authorized by all necessary corporate action on the part of the Issuer and, upon payment for and delivery of the Shares as contemplated by the Registration Statement and the book-entry of the Shares by the transfer agent for the Issuer’s common stock in the name of The Depository Trust Company or its nominee, the Shares will be validly issued, fully paid and non-assessable.

November 16, 2010 - Page 2

The law governed by this opinion letter is limited to the present federal law of the United States, the present law of the state of New York and the present Delaware General Corporation Act. We express no opinion as to the laws of any other jurisdiction and no opinion regarding the statutes, administrative decisions, rules, regulations or requirements of any county, municipality, subdivision or local authority or any jurisdiction.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus relating to the Resale Shares and the Prospectus relating to the Primary Offering Shares, both constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP